Exhibit 99.1

Liberty Global Schedules Investor Call for Second Quarter Results

Denver, Colorado - July 28, 2015:

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) today announced plans to release its second quarter 2015 results on Tuesday, August 4, 2015. You are invited to participate in Liberty Global’s Investor Call, which will begin at 9:00 a.m. (Eastern Time) on Wednesday, August 5, 2015. At that time, management will discuss the Company’s results and business, including those of the Liberty Global Group and the LiLAC Group, and expects to comment on the Company’s outlook and provide other forward-looking information. Please call at least 15 minutes prior to the start of the teleconference.

Domestic	888.256.0991
International	+1 913.312.1483

In addition to the teleconference, a live, listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at March 31, 2015. In addition, we served five million mobile subscribers and offered WiFi access across over five million access points.

The consumer brands of the Liberty Global Group, which is primarily comprised of our European operations, include Virgin Media, Ziggo, Unitymedia, Telenet and UPC. Our operations also include Liberty Global Business Services and Liberty Global Ventures. The consumer brands of the LiLAC Group, which is comprised of operations in Latin America and the Caribbean, include VTR and Liberty. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 8462 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678